UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934



                           INNOFONE.COM, INCORPORATED
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    45768R305
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                                 (CUSIP Number)


                                  June 2, 2006
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)



                               Page 1 of 6 Pages

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CUSIP No.45768R305                    13G                      Page 2 of 6 Pages
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    1   NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                     Cogent Capital Investments LLC
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    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) |X|
                                                                     (b) |_|
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    3   SEC USE ONLY


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    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
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          NUMBER OF        5     SOLE VOTING POWER

           SHARES                    1,850,000
                           -----------------------------------------------------
        BENEFICIALLY       6     SHARED VOTING POWER

          OWNED BY                   Not applicable
                           -----------------------------------------------------
            EACH           7     SOLE DISPOSITIVE POWER

          REPORTING                  1,850,000
                           -----------------------------------------------------
           PERSON          8     SHARED DISPOSITIVE POWER

            WITH                     Not applicable
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    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,850,000
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    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |_|
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    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.5%
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    12  TYPE OF REPORTING PERSON

                     OO
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

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CUSIP No.45768R305                    13G                      Page 3 of 6 Pages
------------------                                             -----------------


--------------------------------------------------------------------------------
    1   NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                     Cogent Capital Financial LLC
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
    3   SEC USE ONLY


--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5     SOLE VOTING POWER

           SHARES                    5,000,000
                           -----------------------------------------------------
        BENEFICIALLY       6     SHARED VOTING POWER

          OWNED BY                   Not applicable
                           -----------------------------------------------------
            EACH           7     SOLE DISPOSITIVE POWER

          REPORTING                  5,000,000
                           -----------------------------------------------------
           PERSON          8     SHARED DISPOSITIVE POWER

            WITH                     Not applicable
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000,000
--------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |_|
--------------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.9%
--------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON

                     OO
--------------------------------------------------------------------------------

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CUSIP No.45768R305                    13G                      Page 4 of 6 Pages
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Item 1(a).  Name of Issuer:

         Reference is made to page 1 of this Schedule 13G

Item 1(b). Address of Issuer's Principal Executive Office:

         1431 Ocean Avenue, Suite 1100, Santa Monica, CA 90401

Item 2(a).  Name of Person Filing:

         (1)  Cogent Capital Investments LLC

         (2)  Cogent Capital Financial LLC

Item 2(b).  Address of Principal Business Office:

         11444 South 1780 East, Sandy, Utah 84092

Item 2(c).  Citizenship or Place of Organization:

         (1)  Delaware

         (2)  Delaware

Item 2(d).  Title of Class of Securities.

         Reference is made to page 1 of this Schedule 13G

Item 3.  Not Applicable.

Item 4. Ownership.

         Reference is made to Items 5-11 on pages 2 and 3 of this Schedule 13G.

Item 5. Not Applicable.

Item 6. Not Applicable.

Item 7. Not Applicable.

Item 8.  Identification and Classification of Members of a Group.

         Reference is made to Item 1 on pages 2 and 3 of this Schedule 13G.

Item 9.  Not Applicable.

Item 10. Certifications:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.





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CUSIP No.45768R305                    13G                      Page 5 of 6 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 12, 2006

                                        COGENT CAPITAL INVESTMENTS LLC


                                        By: /s/ Greg L. Kofford
                                            ------------------------------------
                                        Name: Greg L. Kofford
                                        Title: Senior Principal


                                        COGENT CAPITAL FINANCIAL LLC


                                        By: /s/ Greg L. Kofford
                                            ------------------------------------
                                        Name: Greg L. Kofford
                                        Title: Senior Principal




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CUSIP No.45768R305                    13G                      Page 6 of 6 Pages
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                                                                       Exhibit A


              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  June 12, 2006

                                        COGENT CAPITAL INVESTMENTS LLC


                                        By: /s/ Greg L. Kofford
                                            ------------------------------------
                                        Name: Greg L. Kofford
                                        Title: Senior Principal


                                        COGENT CAPITAL FINANCIAL LLC


                                        By: /s/ Greg L. Kofford
                                            ------------------------------------
                                        Name: Greg L. Kofford
                                        Title: Senior Principal